Exhibit 99.1

Kaman Corporation Bloomfield, CT (860) 243-7100

KAMAN ANNOUNCES INVESTMENT IN TECHNOLOGY TO CONTINUE DISTRIBUTION BUSINESS TRANSFORMATION AND SUPPORT LONG-TERM GROWTH STRATEGY

BLOOMFIELD, Connecticut (July 17, 2012) - Kaman Corp. (NYSE:KAMN) announced today that it has begun an investment program to acquire and implement Infor10 Distribution Business (SX.enterprise), a new state of the art enterprise-wide business system for Kaman Industrial Technologies (KIT), its Industrial Distribution Segment.

“We are undergoing a transformation within KIT expanding to three complementary product platforms, re-aligning the organizational structure and now adding a new state of the art enterprise-wide business system to support our long-term growth strategy. Our new Infor System will speed transaction processing, provide more robust reporting and allow for easier integration of acquisitions. The new system will help enable us to achieve our revenue and profit objectives and provide even more exceptional customer service,” stated Neal Keating, Kaman Corporation Chairman, President and Chief Executive Officer.

The project is expected to take several years to implement at a total cost of $40-$45 million. Approximately 75% of the costs will be capitalized.

KIT President Steve Smidler added, “Our new system will consolidate seven existing ERP systems, some of which are losing vendor support over the next several years, into one system. This will provide consistency across the organization, lower maintenance costs and support the three product platforms we have developed. It is also scalable as we pursue our aggressive growth targets for the business. The largest of our current systems is adequate today for our bearing and power transmission product platform but is based on software originally acquired more than twenty-five years ago, and it does not make sense to continue to invest in this legacy system for the long-term. Leveraging the advancements in this new system with state of the art technology and combining that with more efficient and standardized processes will enable KIT to more effectively drive growth, productivity and profitability.

Growth will result from the incorporation of a customer relationship management (CRM) tool that will provide critical information to support the outside and inside sales team. The time required to enter quotes and orders, support expediting requirements and exchange documents with both customers and suppliers electronically will reduce transaction processing and response times, driving productivity gains. The ability to consolidate and analyze purchasing requirements will result in better buying decisions and lower procurement costs and increase profitability. The opportunities are significant and warrant the investment in the Infor technology.”

“This is a multi-year investment for Kaman Corporation with a very attractive internal rate of return (IRR) even before taking into consideration the investments that would have been required to maintain and upgrade our seven legacy systems. The expenses and capital investments required in 2012 for the new system are reflected in our full year expectations for segment operating profit and consolidated cash flow,” commented William Denninger, Kaman Corporation Executive Vice President and Chief Financial Officer.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the industrial distribution and aerospace markets.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

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Contact: Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com